EXHIBIT (a)(1)

                                 CODE OF ETHICS
                                       FOR
                  CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS
                                     OF THE
                           ADVENT CLAYMORE CONVERTIBLE
                           SECURITIES AND INCOME FUND

                       AS ADOPTED BY THE BOARD OF TRUSTEES
                                  JUNE 19, 2003

   The Advent Claymore Convertible Securities and Income Fund (the "Fund") is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure -- financial and otherwise -- in compliance with applicable law. This Code of Ethics, applicable to the Fund's Chief Executive Officer, President, Chief Financial Officer and Treasurer (or persons performing similar functions) (together, "Senior Officers"), sets forth policies to guide you in the performance of your duties.

   As a Senior Officer, you must comply with applicable law. You also have a responsibility to conduct yourself in an honest and ethical manner. You have leadership responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

   This Code of Ethics recognizes that the Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because the Senior Officers currently or may in the future serve as Senior Officers of the Fund, as officers or employees of the Fund's investment advisor (the "Advisor") and investment manager (the "Investment Manager") and as officers or trustees of other registered investment companies and unregistered investment funds advised by the Advisor or the Investment Manager. This Code of Ethics also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Fund or the Advisor govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

     o the Investment Company Act of 1940, and the rules and regulation promulgated thereunder by the Securities and Exchange Commission (the "1940 Act");

     o the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "Advisers Act");

     o the Code of Ethics adopted by the Fund and the other Funds pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the "Fund's 1940 Act Code of Ethics");

     o one or more codes of ethics adopted by the Advisor and the Investment Manager that have been reviewed and approved by those trustees (the "Trustees") of the Fund that are not "interested persons" of the Fund (the "Independent Trustees") within the meaning of the 1940 Act (the "Advisor's 1940 Act Code of Ethics" and, together with the Fund's 1940 Act Code of Ethics, the "1940 Act Codes of Ethics");

     o the policies and procedures adopted by the Fund to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the "Fund Policies");

     o the Advisor's general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the "Advisor Policies"); and

     o the Investment Manager's general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the "Investment Manager Policies"); and

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Fund Policies, Advisor Policies and the Investment Manager Policies are referred to herein collectively as the "Additional Conflict Rules."

   This Code of Ethics is different from, and is intended to supplement, the Additional Conflict Rules. Accordingly, a violation of the Additional Conflict Rules by a Senior Officer is hereby deemed not to be a violation of this Code of Ethics, unless and until the Board of Trustees of the Trust (the "Board") shall determine that any such violation of the Additional Conflict Rules is also a violation of this Code of Ethics.

SENIOR OFFICERS SHOULD ACT HONESTLY AND CANDIDLY

   Each Senior Officer has a responsibility to the Fund to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Senior Officer must:

     o act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

     o comply with the laws, rules and regulations that govern the conduct of the Fund's operations and report any suspected violations thereof in accordance with the section below entitled "Compliance With Code Of Ethics"; and

     o    adhere to a high standard of business ethics.

CONFLICTS OF INTEREST

   A conflict of interest for the purpose of this Code of Ethics occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Fund.

   Senior Officers are expected to use objective and unbiased standards when making decisions that affect the Fund, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of a Fund also are or may be officers of other Funds, the Advisor and other funds advised or serviced by the Advisor, and the Investment Manager and other funds advised or serviced by the Investment Manager (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

   You are required to conduct the business of the Fund in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Fund where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code of Ethics.

   If you are in doubt as to the application or interpretation of this Code of Ethics to you as a Senior Officer of the Fund, you should make full disclosure of all relevant facts and circumstances to the general counsel of the Investment Manager (the "General Counsel") and obtain the approval of the General Counsel prior to taking action.

   Some conflict of interest situations that should always be approved by the General Counsel, if material, include the following:

     o the receipt of any entertainment or non-nominal gift by the Senior Officer, or a member of his or her family, from any company with which the Fund has current or prospective business dealings (other than the Advisor or the Investment Manager), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than the Advisor or the Investment Manager; or

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment by the Advisor or the Investment Manager, such as compensation or equity ownership.

DISCLOSURES

   It is the policy of the Fund to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Fund. As a Senior Officer, you are required to promote compliance with this policy and to abide by the Fund's standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officer must:

     o familiarize himself or herself with the disclosure requirements applicable to the Fund as well as the business and financial operations of the Fund; and

     o not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, including to the Trustees, the Fund's independent auditors, the Fund's counsel, counsel to the Independent Trustees, governmental regulators or self-regulatory organizations.

COMPLIANCE WITH CODE OF ETHICS

   If you know of or suspect a violation of this Code of Ethics or other laws, regulations, policies or procedures applicable to the Fund, you must report that information on a timely basis to the General Counsel or report it anonymously by following the "whistle blower" policies adopted by the Audit Committee of the Fund from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

   The Fund will follow these procedures in investigating and enforcing this Code of Ethics, and in reporting on this Code of Ethics:

     o the General Counsel will take all appropriate action to investigate any actual or potential violations reported to him or her;

     o violations and potential violations will be reported to the Board after such investigation;

     o if the Board determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

     o appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

WAIVERS OF CODE OF ETHICS

   Except as otherwise provided in this Code of Ethics, the General Counsel is responsible for applying this Code of Ethics to specific situations in which questions are presented to the General Counsel and has the authority to interpret this Code of Ethics in any particular situation. The General Counsel shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code of Ethics.

   The General Counsel is authorized to consult, as appropriate, with counsel to the Fund, the Advisor or the Independent Trustees, and is encouraged to do so.

   The Board is responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed on Form N-CSR, or otherwise, as provided by Securities and Exchange Commission rules.

RECORDKEEPING

   The Fund will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board:

     o that provided the basis for any amendment or waiver to this Code of Ethics; and

     o relating to any violation of this Code of Ethics and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

CONFIDENTIALITY

   All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Fund and its counsel, the Advisor and its counsel, the Investment Manager and its counsel, and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Trustees.

AMENDMENTS

   This Code of Ethics may not be amended except in written form, which is specifically approved by a majority vote of the Trustees, including a majority of the Independent Trustees.

NO RIGHTS CREATED

   This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern each of the Senior Officers in the conduct of the Fund's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.